Exhibit 23.3

CONSENT OF J.V.B. FINANCIAL GROUP, LLC

We hereby consent to (i) the inclusion of our opinion letter, dated August 20, 2024 (the “Opinion”), to the Board of Directors of Stronghold Digital Mining, Inc., a Delaware corporation (“Stronghold”), as Exhibit 99.2 to the Registration Statement on Form F-4, and any supplements and amendments thereto, filed by Bitfarms, Ltd., a corporation organized under the Business Corporations Act (Ontario) (“Bitfarms”), with the Securities and Exchange Commission on January 21, 2025 with respect to the proposed merger involving Stronghold and Bitfarms (the “Registration Statement”), and (ii) the references to our firm and the Opinion in the Registration Statement under the headings “Summary – Opinion of Stronghold’s Financial Advisor – Opinion of Cohen & Co. Capital Markets”, “Risk Factors – The opinion of Cohen & Co. Capital Markets will not reflect changes in circumstances between the signing of the merger agreement and completion of the merger.”, “The Merger Proposal – Background of the Merger”, “The Merger Proposal – Stronghold’s Reasons for the Merger; Recommendation of the Stronghold Board of Directors”, “The Merger Proposal – Opinion of Stronghold’s Financial Advisor”, “The Merger Proposal – Stronghold Unaudited Prospective Financial Information” and “The Merger Proposal – Bitfarms Unaudited Prospective Financial Information”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

J.V.B. Financial Group, LLC

By:	/s/ J.V.B. Financial Group, LLC
J.V.B. Financial Group, LLC
January 21, 2025